EXHIBIT 99.7

CONSENT TO BE NAMED AS A DIRECTOR

Reference is made to the Registration Statement on Form S-4 (File No. 333-146249) (“Registration Statement”) of Virginia Financial Group, Inc. (“VFG”). In accordance with Rule 438 promulgated under the Securities Act of 1933, as amended, the undersigned hereby consents to being named and described in the Registration Statement, and all supplements and amendments, including post-effective amendments, thereto as a person who will become a director of VFG effective upon the completion of the merger as described in the Registration Statement and to the filing or attachment of this Consent with such Registration Statement.

    /s/ William P. Heath, Jr.

    William P. Heath, Jr.